Exhibit 99.1

For Immediate Release	CONTACT:
Bill Newbould
(610) 558-9800

ENDO PHARMACEUTICALS REPORTS
2003 FULL-YEAR AND FOURTH QUARTER RESULTS

CHADDS FORD, Pa., February 5, 2004 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the twelve months and fourth quarter ended December 31, 2003.

As a result of continued strong growth of Lidoderm® and Percocet®, net sales for the twelve months of 2003 were $595.6 million, up 49% from $399.0 million in 2002. Net income for the twelve months ended December 31, 2003 increased to $69.8 million compared with $30.8 million in the comparable 2002 period. As detailed in the Supplemental Financial Information below, adjusted net income for the twelve months ended December 31, 2003 increased to $173.6 million compared with $85.9 million in 2002.

Diluted earnings per share for the twelve months ended December 31, 2003 were $0.53 compared with $0.30 in 2002. As detailed in the Supplemental Financial Information below, adjusted earnings per share for the twelve months ended December 31, 2003 increased to $1.31 compared with $0.84 in the same period of 2002.

Endo’s net sales for the fourth quarter of 2003 increased 25% to $142.0 million compared with $113.5 million for the fourth quarter of 2002. Net loss for the fourth quarter of 2003 was $(31.7) million compared to net income of $21.7 million in the comparable 2002 period. Diluted loss per share for the fourth quarter of 2003 was $(0.24) compared with diluted earnings per share of $0.21 in the comparable 2002 period. As detailed in the Supplemental Financial Information below, adjusted net income for the fourth quarter of 2003 increased to $37.2 million, or $0.28 per diluted share, compared with adjusted net income of $30.5 million, or $0.30 per diluted share, in the comparable 2002 period.

“We are pleased to report another strong financial performance in 2003, led once again by our lead branded products, Lidoderm® and Percocet®,” said Carol A. Ammon, chairman and chief executive officer. “Although we are now experiencing generic competition with Percocet® and our generic extended-release morphine sulfate product, we believe that the continued growth of Lidoderm® and the advancement of our near-term product pipeline — including our extended-release and immediate-release oxymorphone, DepoMorphineTM and our generic extended-release oxycodone – leave us well-positioned for the future.”

As previously announced, during the fourth quarter of 2003, Endo made the decision to manufacture additional launch quantities of its extended-release oxycodone tablets, the generic equivalent to Purdue Frederick’s OxyContin® tablets, to provide Endo the opportunity to launch its generic product in the event that it won its “paragraph (iv)” litigation with Purdue Frederick and make the determination to launch. The company fully reserved for this inventory during the fourth quarter of 2003 and, accordingly, recorded a charge to cost of sales of approximately $24.6 million, or $0.11 per share, net of tax, during the fourth quarter of 2003.

In addition, the company recorded a non-cash compensation charge of $96.0 million, or $0.45 per share, net of tax, in October 2003 as a result of the vesting of the 4.8 million outstanding Class C4 stock options. No additional shares of company common stock will be issued in connection with these stock options, however, because these stock options are exercisable only into shares of company common stock that are held by Endo Pharma LLC, an affiliate of Kelso & Company in which certain members of management have an interest. Accordingly, these stock options will not dilute the ownership of Endo’s other public stockholders.

Also, during the fourth quarter of 2003, the company made the decision to discontinue its development program for the oral rinse product for the treatment of oral mucositis, which it had obtained in the acquisition of BML Pharmaceuticals Inc. in July 2002. As a result, the company extinguished a contingent liability related to this program, resulting in a gain of $7.0 million, or $0.05 per share, net of tax.

Use of Non-GAAP Measures — Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share:

Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. We refer to these non-GAAP financial measures in making operating decisions because we believe they provide meaningful supplemental information regarding our operational performance. For instance, we believe that these non-GAAP financial measures facilitate our internal comparisons to our historical operating results and comparisons to competitors’ results. We include these non-GAAP financial measures in our earnings announcements because we believe they are useful to investors in allowing for greater transparency related to supplemental information used by us in our financial and operational decision-making. In addition, we have historically reported similar non-GAAP financial measures to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting at this time. Further, we believe that these non-GAAP financial measures may be useful to investors as we are aware that certain of our significant stockholders utilize these measures to evaluate our financial performance. Finally, these measures are considered by the Compensation Committee of our Board of Directors in assessing the performance and compensation of substantially all of our employees, including our executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release and are encouraged to read the definition of Consolidated EBITDA and the description of the reconciling items at the end of this press release.

Supplemental Financial Information

A reconciliation of net income as determined by GAAP to adjusted net income for the twelve months ended December 31, 2003 and December 31, 2002 is as follows:

	(Unaudited)
	Twelve Months Ended
	December 31,

	2003	2002

	(in thousands, except per share data)
GAAP net income	$69,790	$30,813
Add: Income tax	39,208	30,081

GAAP income before income tax	108,998	60,894
Add: Milestone payments to partners	5,000	—
Add: Manufacturing transfer costs	5,750	3,543
Add: Compensation related to stock options	144,524	34,659
Add: Purchased in-process research and development	(6,966)	20,300
Add: Manufacturing transfer fee	—	9,000
Add: Manufacturing costs of oxycodone extended-release	24,575	8,037

Adjusted income before income tax	281,881	136,433
Pro forma income tax	108,318	50,546

Adjusted net income	$173,563	$85,887

Diluted weighted average shares outstanding	132,439	102,126
GAAP diluted earnings per share	$.53	$.30
Add: Milestone payments to partners, net of tax	.02	—
Add: Manufacturing transfer costs, net of tax	.03	.02
Add: Compensation related to stock options, net of tax	.67	.21
Add: Purchased in-process research and development, net of tax	(.05)	.20
Add: Manufacturing transfer fee, net of tax	—	.06
Add: Manufacturing costs of oxycodone extended-release, net of tax	.11	.05

Adjusted diluted earnings per share	$1.31	$.84

A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended December 31, 2003 and December 31, 2002 is as follows:

	(Unaudited)
	Three Months Ended
	December 31,

	2003	2002

	(in thousands,
	except per share data)
GAAP net (loss) income	$(31,661)	$21,744
Add: Income tax (benefit)	(23,304)	17,754

GAAP (loss) income before income tax	(54,965)	39,498
Add: Manufacturing transfer costs	1,066	617
Add/(Less): Compensation related to stock options	96,010	(5,747)
(Less)/Add: Purchased in-process research and development	(6,966)	6,966
Add: Manufacturing costs of oxycodone extended-release	24,575	8,037

Adjusted income before income tax	59,720	49,371
Pro forma income tax	22,472	18,865

Adjusted net income	$37,248	$30,506

Diluted weighted average shares outstanding	132,934	102,104
GAAP diluted (loss) earnings per share	$(.24)	$.21
Add: Manufacturing transfer costs, net of tax	.01	—
Add: Compensation related to stock options, net of tax	.45	(.03)
Add: Purchased in-process research and development, net of tax	(.05)	.07
Add: Manufacturing costs of oxycodone extended-release, net of tax	.11	.05

Adjusted diluted earnings per share	$.28	$.30

The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the twelve months ended December 31, 2003 and December 31, 2002:

	(Unaudited)
	Twelve Months Ended
	December 31,

	2003	2002

	(in thousands)
GAAP net income	$69,790	$30,813
Add: Income tax	39,208	30,081
Add: Interest expense, net	258	4,391

GAAP operating income	109,256	$65,285
Add: Depreciation and amortization	6,272	3,142
Add: Milestone payments to partners	5,000	—
Add: Non-cash manufacturing charges	2,362	22,213
Add: Manufacturing transfer costs	5,750	3,543
Add: Compensation related to stock options	144,524	34,659
Add/(Less): Purchased in-process research and development	(6,966)	20,300
Add: Manufacturing transfer fee	—	9,000

Consolidated EBITDA	$266,198	$158,142

The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the three months ended December 31, 2003 and December 31, 2002:

	(Unaudited)
	Three Months Ended
	December 31,

	2003	2002

	(in thousands)
GAAP net (loss) income	$(31,661)	$21,744
Add: Income tax (benefit)	(23,304)	17,754
Add: Interest expense, net	93	89

GAAP operating (loss) income	(54,872)	39,587
Add: Depreciation and amortization	1,977	974
Add: Non-cash manufacturing charges	121	5,521
Add: Manufacturing transfer costs	1,066	617
Add/(Less): Compensation related to stock options	96,010	(5,747)
Add/(Less): Purchased in-process research and development	(6,966)	6,966

Consolidated EBITDA	$37,336	$47,918

Product Review

Percocet®. Net sales of Percocet® were $214.2 million for the twelve months ended December 31, 2003 versus $144.6 million in 2002. Net sales of Percocet® were $47.3 million for the three months ended December 31, 2003 versus $44.0 million in the same period of 2002. Prescription growth for Percocet® was up 16% and dispensed unit growth was up 28% for the twelve months of 2003 compared with the comparable 2002 period. Prescription growth for Percocet® was down 9% and dispensed unit growth was essentially unchanged in the fourth quarter of 2003 compared with the comparable 2002 period. The growth experienced during most of 2003 was adversely affected in the fourth quarter of 2003 due to the introduction of generic versions of Percocet® 7.5/325 and 10/325.

Lidoderm®. For the twelve months ended December 31, 2003, net sales of Lidoderm® rose to $178.3 million compared with $83.2 million in the same period a year ago. For the fourth quarter of 2003, net sales of Lidoderm® grew to $48.7 million versus $23.3 million in the same period of 2002. “We are extremely pleased with the strong prescription demand of Lidoderm® and expect continued significant growth from this patent-protected product in the future,” said Ammon. Prescription growth for Lidoderm® was up 89% and dispensed unit growth was up 99% for the twelve months of 2003 versus the comparable 2002 period. Prescription growth for Lidoderm® was up 79% and dispensed unit growth was up 88% in the fourth quarter of 2003 versus the comparable 2002 period.

Other branded products. Combined sales of all other branded products were $21.9 million and $2.7 million for the twelve months of 2003 and the fourth quarter of 2003 compared with $22.0 million and $6.4 million in the respective periods of 2002.

Generic products. Led by growth in morphine sulfate extended-release tablets and Endocet®, sales from the company’s generic products rose to $181.3 million for the full year of 2003, a 22% increase from $149.1 million in 2002, and increased to $43.2 million in the fourth quarter from $39.9 million in the year-ago quarter. During the fourth quarter, the company experienced a decrease in net sales of its morphine sulfate extended-release tablets due to generic competition introduced in the third quarter of 2003; however, this was offset by the company’s launch in the fourth quarter of 2003 of two new strengths of Endocet®.

Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic) or (706) 634-1979 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from February 5 at 12:00 p.m. ET by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 5179550, and will run until 12:00 a.m. ET on February 12, 2004.

A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on February 12, 2004. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on July 1, 2003. Readers should evaluate any statement in light of these important factors.

(Tables Attached)

The following tables present Endo’s unaudited net sales for the twelve months and three months ended December 31, 2003 and December 31, 2002:

Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Twelve Months Ended
	December 31,

	2003	2002

Percocet®	$214,187	$144,623
Lidoderm®	178,299	83,218
Other Brands	21,870	22,046

Total Brands	$414,356	$249,887
Total Generics	$181,252	$149,086

Total Net Sales	$595,608	$398,973

Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Three Months Ended
	December 31,
	2003	2002

Lidoderm®	$48,741	$23,302
Percocet®	47,322	43,960
Other Brands	2,654	6,377

Total Brands	$98,717	$73,639
Total Generics	$43,235	$39,852

Total Net Sales	$141,952	$113,491

The following table presents Endo’s consolidated statements of operations for the three months and twelve months ended December 31, 2003 and December 31, 2002:

Endo Pharmaceuticals Holdings Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

NET SALES	$141,952	$113,491	$595,608	$398,973
COST OF SALES	54,786	27,769	135,671	98,857

GROSS PROFIT	87,166	85,722	459,937	300,116
COSTS AND EXPENSES:
Selling, general and administrative	42,146	31,009	155,827	110,907
Research and development	8,871	12,933	51,024	56,823
Depreciation and amortization	1,977	974	6,272	3,142
Compensation related to stock options – primarily selling, general and administrative	96,010	(5,747)	144,524	34,659
Purchased in-process research and development	(6,966)	6,966	(6,966)	20,300
Manufacturing transfer fee	—	—	—	9,000

OPERATING (LOSS) INCOME	(54,872)	39,587	109,256	65,285
INTEREST EXPENSE, Net	93	89	258	4,391

(LOSS) INCOME BEFORE INCOME TAX	(54,965)	39,498	108,998	60,894
INCOME TAX (BENEFIT)	(23,304)	17,754	39,208	30,081

NET (LOSS) INCOME	$(31,661)	$21,744	$69,790	$30,813

NET (LOSS) INCOME PER SHARE:
Basic	$(.24)	$.21	$.54	$.30
Diluted	$(.24)	$.21	$.53	$.30
WEIGHTED AVERAGE SHARES:
Basic	131,769	102,064	128,417	102,064
Diluted	132,934	102,104	132,439	102,126

The following table presents the Endo’s unaudited condensed consolidated balance sheet data at December 31, 2003 and December 31, 2002:

Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Balance Sheet Data (unaudited)
(in thousands)

	December 31,	December 31,
	2003	2002
ASSETS
Cash and cash equivalents	$229,573	$56,902
Accounts receivable, net	101,284	119,496
Inventory	50,450	35,516
Other current assets	92,289	45,573

Total current assets	473,596	257,487
Property and equipment, net	20,246	11,810
Goodwill	181,079	181,079
Other Intangibles, net	42,043	36,755
Deferred income taxes	31,045	21,184
Other assets	5,871	4,657

TOTAL ASSETS	$753,880	$512,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$185,674	$152,429
Other liabilities	589	7,851
Total stockholders’ equity	567,617	352,692

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$753,880	$512,972

The following table presents condensed consolidated cash flow data for the twelve months ended December 31, 2003 and December 31, 2002:

Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Cash Flow Data (unaudited)
(in thousands)

	Twelve Months Ended
	December 31,
	2003	2002
Net cash provided by operating activities	$218,259	$109,638
Net cash used in investing activities	(45,159)	(22,274)
Net cash used in financing activities	(429)	(125,819)

Net increase in cash and cash equivalents	$172,671	$(38,455)
Cash and cash equivalents, beginning of period	$56,902	$95,357

Cash and cash equivalents, end of period	$229,573	$56,902

Definition of Consolidated EBITDA:

Endo’s amended and restated credit facility defines Consolidated EBITDA as consolidated net income for the applicable period plus, without duplication and to the extent deducted from revenues in determining consolidated net income for that period, the sum of (a) the aggregate amount of consolidated cash interest expense for the period, (b) the aggregate amount of letter of credit fees paid during the period, (c) the aggregate amount of income tax expense for the period, (d) all amounts attributable to depreciation and amortization for the period, (e) all extraordinary and non-recurring charges during the period (provided that the amount of charges added to consolidated net income pursuant to this clause (e) that are incurred in connection with any transfer of manufacturing operations shall not exceed $10 million during any fiscal year of Endo or $20 million in the aggregate) and (f) all other non-cash charges during the period; and minus, without duplication and to the extent added to revenues in determining consolidated net income for such period, the sum of (i) all extraordinary gains during the period and (ii) all other non-cash gains during such period, all as determined on a consolidated basis with respect to Endo and its subsidiaries in accordance with generally accepted accounting principles.

Reconciling Items:

Non-cash manufacturing charges reflect the present value of non-interest bearing promissory notes issued annually to Bristol-Myers Squibb Pharma Company (“BMS”) (formerly the DuPont Pharmaceuticals Company) over the initial five-year term of the manufacturing and supply agreement with BMS (from 1997 to 2001). Non-cash compensation charge is the non-cash charge resulting from the vesting of stock options pursuant to the Endo Pharma LLC stock option plans. Stock options granted pursuant to the Endo Pharma LLC stock option plans vest if our common stock reaches certain defined thresholds. These options are exercisable for shares currently held by Endo Pharma LLC, and their exercise will not dilute the ownership of other holders of our common stock. Manufacturing transfer costs represent the costs incurred to transfer certain products from BMS to alternative manufacturers. Endo does not anticipate incurring these manufacturing transfer costs after 2003. Milestone payments to partners represent estimated contractual payments which will be made to development partners based upon the anticipated successful achievement of certain defined milestones.

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